Exhibit 4(o)
                                                                    ------------
                     PLAN OF LIQUIDATION AND DISSOLUTION OF
                  ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP

   As Adopted by Stein Management Company, Inc., Managing General Partner and
          Ratified by Hasam Realty, Limited Partnership General Partner

THIS PLAN OF LIQUIDATION AND DISSOLUTION of ROYAL PALM BEACH COLONY, LIMITED PARTNERSHIP, a Delaware limited Partnership authorized to do business in the State of Florida with offices at 2501 S. Ocean Drive, Hollywood, Florida 33019 (hereafter the "Partnership"), is hereby declared and adopted by STEIN
               -------------
MANAGEMENT COMPANY, INC., Managing General Partner ("Steinco") with offices c/o 2 University Plaza, Hackensack, New Jersey 07601

                                R E C I T A L S:
                                ----------------

A. The Partnership was organized in 1985 for the express purpose of receiving the real estate and related assets then held by its predecessor entity, Royal Palm Beach Colony, Inc. ("Predecessor Company") and for the further purpose of disposing of such assets and distributing the net proceeds thereof to the Partners of the Partnership. The Partnership has been operated pursuant to an Agreement of Limited Partnership originally dated May 22, 1985, as amended (the "Partnership Agreement").
 ---------------------

B. (1) In connection with the formation of the Partnership, holders of the common stock of Predecessor Company were entitled to receive certificates for a number of Partnership Units exactly equal to the number of shares of common stock held by them. Certain shareholders, however, did not exchange their stock certificates for Partnership Unit certificates. The stock certificates that have not been exchanged are referred to hereafter as "Unexchanged Certificates."
                                                 -------------------------
Assignees and holders of Unexchanged Shares have the same economic interest in the Partnership as holders of certificated Units.

   (2) Since the inception of the Partnership, numerous original holders of Partnership Unit certificates have transferred the same but the transferees thereof have not elected to become Limited Partners, and as a result numerous holders of interests in the Partnership have the status of "assignees" as such term is defined in the Partnership Agreement.

   (3) For convenience, (a) the terms "Partner" and "Partners" mean,
                                       -------       --------
collectively, the holder or holders of certificated Units, Assignees and holders of Unexchanged Shares, unless the context otherwise requires; and

   (4) the terms "Partnership Unit" or "Unit" (or the plural thereof) mean a
                  ----------------      ----
unit of interest in the Partnership whether held as Certificated Units, Assignee Units or Units represented by Unexchanged Shares.

C. Prior to the organization of the Partnership, a subsidiary of Predecessor Company which owned and operated a water utility ("Utility") in the Village of
                                                   -------
Royal Palm Beach, Florida (the "Village"), executed an Agreement of Purchase and
                                -------
Sale dated March 30, 1983 (the "Utility Agreement"), pursuant to which, among
                                -----------------
other matters, the Village purchased the Utility and agreed, in addition to a cash payment at closing, to make additional annual payments (the "Contingent
                                                                  ----------
Payments) based on the rate of new residential and other water hookups in the
--------
Village with respect to future annual periods. Three annual Contingent Payments remain to be made by the Village in respect of the Utility's fiscal years ending August 31 of 2002, 2003 and 2004, with the payments to be made on January 15 of 2003, 2004 and 2005, respectively.

D. The Partnership has recently disposed of the last of its assets, as a result of which the Partnership now holds only cash and the right to receive the Contingent Payments referred above.

E. The Board of Directors of Steinco has determined that it would be in the best interests of all of the Partners of the Partnership that the Partnership be liquidated and dissolved, and that its assets, other than an amount of cash to be retained in escrow as a ount, be distributed pro rata to the Partners in accordance with their Percentage Interests in the Partnership (as defined in
Section 3(a) below), all as originally contemplated in the Partnership Agreement (hereafter the "Liquidation"). As used herein, "Reserve Account" means an escrow
                -----------                     ---------------
account to be maintained by the Liquidating Agent named in Recital H below for the purpose of paying such expenses and liabilities in respect of the Partnership as have not been paid prior to the Liquidation Date (as defined below) or are hereafter discovered or incurred in connection with the Partnership's Liquidation.

F. The Board of Directors of Steinco has further determined to accomplish the Liquidation by causing the Partnership to distribute to the Partners, on or shortly before the Liquidation Date, pro rata in accordance with their respective Percentage Interests, all of the cash then held by the Partnership other than cash to be deposited in the Reserve Account (the "Preliquidation
                                                             --------------
Distribution").
------------

G. Steinco has further determined, in connection with the Liquidation and to facilitate the eventual distribution to the Partners of any amounts collected in respect of the Contingent Payments, to assign, as of the Liquidation Date, undivided, non-transferable interests in the Contingent Payments to the Partners pro rata in accordance with their respective Percentage Interests. For such purposes, the Partnership has entered into an Agreement with the Village (the "Utility Addendum") pursuant to which the Village will distribute such amounts,
-----------------
if any, as become due in respect of the Contingent Payments, to the Paying Agent described in Section 6 below.

H. Steinco, following the Liquidation Date, will establish a subsidiary, Steinco LLC, a New Jersey limited liability company ("SLLC") to act as Liquidating Agent
                                              ----
for the dissolved Partnership. SLLC will hold and administer funds in the Reserve Account as provided below and supervise the performance by the Village of Royal Palm Beach of the Utility Agreement.

     NOW, THEREFORE, Steinco, as Managing General Partner of the Partnership, hereby declares this Plan of Liquidation (the "Plan") as follows:

1. Liquidation and Dissolution of the Partnership - Preliminary Steps
   ------------------------------------------------------------------

   (a) Establishment of Liquidation Date On a date (hereafter the "Liquidation
       ---------------------------------                           -----------
Date") designated by Steinco to occur on or about December 30, 2002, the
----
Partnership shall be liquidated in accordance with the procedures described in
Section 2 below, and shall, immediately thereafter, be dissolved, all in accordance with the Partnership Agreement and the Revised Uniform Limited Partnership Law of the State of Delaware. Notwithstanding the forgoing, Steinco may defer the Liquidation Date if circumstances presently unforeseen would make adherence to such schedule impractical or would, in Steinco's judgment, adversely affect Partners.

   (b) Establishment of Notice Record Date The Partnership shall establish a
       -----------------------------------
date (the "Notice Record Date") as of which the Partnership shall establish a
           ------------------
list of each of the holders of record of Partnership Interests ("Notice Record
                                                                 -------------
Holders"), including Assignees of Partnership Interests who hold such interests
-------
of record of record and holders of record of Unexchanged Stock Interests (hereafter referred to as "Notice Record List").
                           ------------------

   (c) Liquidation Notice
       ------------------

   (i) Delivery of Liquidation Notice Promptly following the Notice Record Date
       ------------------------------
the Partnership shall deliver, by first class mail, a Notice of Determination to Liquidate ("Liquidation Notice") to each Unit Holder of record on the
            ------------------
Preliminary Record List.

   (ii) Statement of Liquidation Date and Advice Concerning Transfer Termination
        ------------------------------------------------------------------------
Date The Liquidation Notice shall state the intended Liquidation Date and shall
----
advise the Partners that the Units will cease to exist as of the Liquidation Date shall accordingly not be transferable after the trading date ("Transfer
                                                                    --------
Termination Date") immediately preceding the Liquidation Date.
----------------

   (iii) Record Date for Pre-Liquidation Distribution The Liquidation Notice
         --------------------------------------------
shall also establish a date for determination of Partners entitled to the Pre-Liquidation Distribution.

   (vi) Press Release Following the adoption of this Plan, the Partnership shall
        -------------
issue a press release announcing the adoption of the Plan of Liquidation.

2. Actions in Connection with the Liquidation
   ------------------------------------------

   (a) Final Record Date; Establishment of Record Holders
       --------------------------------------------------

   (i) The Partnership shall cause to be prepared, as of the Liquidation Date, a final record of each of the holders of record of Partnership Units (the "Final
                                                                         -----
Record List"). Such Partners are hereafter referred to as "Record Holders"). The
-----------                                                --------------
Final Record List shall set forth the full name, address, taxpayer identification number (if known), number of Units held and Percentage Interest of each Record Holder as of the Liquidation Date and shall be delivered to the Paying Agent (as defined below). A copy of the Record list shall be maintained by SLLC as Liquidating Agent.

   (ii) The Final Record List shall not be changed other than for the correction by Steinco of ministerial errors, including errors in ascribing assignee interests to Record Holders or holders of Unexchanged Shares, errors in the computation of Percentage Interests, or as may be ordered by a court of competent jurisdiction, including orders pertaining to the transfer of Contingent Payment Interests by testate or intestate succession. For such purposes, SLLC is authorized to deliver supplements or amendments of the Final Record List to the Paying Agent.


3.       Assignment of Contingent Payment  to Partners on Liquidation Date.
         ------------------------------------------------------------------

   (a) Assignment of Undivided Contingent Payment Interests As of the
       ----------------------------------------------------

Liquidation Date, the Partnership, pursuant this Plan, will assign to each Record Holder a non-transferable and undivided benificial interest in each Contingent Payment due or thereafter to become due from the Village to the Partnership. The amount of such undivided interest assigned to each Record Holder shall be equal to such partner's Percentage Interest of each such Contingent Payment. Such undivided interests are hereafter referred to as the "Contingent Payment Interests." The term "Percentage Interest" as applicable
 -----------------------------            -------------------
to each Record Holder means a fraction, the numerator of which is the number of Partnership Units held by a Record Holder as of the Liquidation Date and the denominator of which is the aggregate number of Partnership Units held by all Partners of the Partnership (4,485,504 Units).

   (b) Non-Transferability of Undivided Interests The Contingent Payment
       ------------------------------------------
Interests shall be non-transferable. Neither the Village nor Steinco, SLLC, nor the Partnership shall be required to accept or honor instructions or requests to effect transfers of Contingent Payment Interests, except as may be ordered by a court of competent jurisdiction, including orders pertaining to the transfer of Contingent Payment Interests by testate or intestate succession.

   (c) No Certificates to be Issued The Partnership shall not issue any
       ----------------------------
certificates or other documentary evidence of ownership by a Record Holder of Contingent Payment Interests.

   (d) Payments to Paying Agent The Utility Agreement requires that payments of
       ------------------------
the Contingent Payment will be due on January 15 of 2003, 2004 and 2005. Pursuant to the Utility Addendum the Village will, on each such date, pay over the amount due ("Contingent Payment") to Registrar and Transfer Company, Inc.
                 ------------------
which has heretofore served as transfer agent for the Units and will act as Paying Agent in respect of the Contingent Payment Interests. Pursuant to a Paying Agency Agreement, Registrar and Transfer Company, Inc. will issue checks to each Record Holder in accordance with each Record Holder's Percentage Interest in the Contingent Payment, after such deductions are made by the Village in accordance with the Utility Addendum.

4.       Designation of SLLC as Liquidating Agent
         ----------------------------------------

   (a) Designation SLLC is hereby designated and appointed to serve as the
       -----------
Liquidating Agent of the Partnership, and by its execution hereof, SLLC agrees to serve as Liquidating Agent for the purposes of administering the liquidation and dissolution of the Partnership. In such capacity, SLLC will have the right and obligation, and is hereby granted the right in consideration of its acceptance of such obligation, to perform the tasks set forth in and subject to the following subsections of this Section 4.

   (b) Obligations of the Liquidating Agent The Liquidating Agent shall:
       ------------------------------------

     (i) cause the Partnership to pay all of its known liabilities, including payment in advance for professional services to be performed subsequent to the Liquidation Date, such as the preparation of final income, property and other tax returns, filing of final reports with the Securities and Exchange Commission;

     (ii) pay such liabilities and costs as may arise, be incurred or first become known after the Liquidation Date out of the Reserve Account;

     (iii) supervise and administer the operation of the Utility Agreement and the Utility Addendum to assure the payment to Partners of the Contingent Payments, and in such connection, the Liquidating Agent shall have the power

          (A) to examine the books and records of the Village for the purposes set forth in Section 3(e) of the Agreement;

          (B) to enforce (to the extent any enforcement becomes necessary) the obligations of the Village under the Utility Agreement as amended by the Addendum and the obligations of the Paying Agent under the Paying Agent Agreement;

          (C) to grant consents, waivers and forbearances in respect of the

Village's obligations where in the reasonable judgment of SLLC such consents, waivers or forbearances will be in the best interests of the Record Holders;

          (D) to authorize deductions by the Village from payments due to the extent required to reimburse the Village for Incremental Costs (as such term is defined in the Utility Agreement Addendum);

          (E) in the event the Reserve Account is insufficient to discharge any liability of the Partnership (whether incurred prior to or arising after the Liquidation Date and whether known or unknown, contingent or fixed as of the Liquidation Date, including any liability under the indemnification provisions of Section 4(d) below) to authorize and direct the Paying Agent to deduct from any Contingent Payment all or any portion of any such liability for the purpose of adding the same to the Reserve Account.

          (F) to exercise such rights as, prior to the Liquidation Date, the Partnership had the right to exercise under the Utility Agreement, all for the purpose of facilitating the payment of the Contingent Payments to the Paying Agent and the distribution thereof to the Record Holders (and in such connection SLLC may agree to an acceleration of the Contingent Payments on terms deemed by SLLC in its sole good faith discretion to be in the best interests of the Record Holders); and

          (G) in general to execute and deliver such documents and take such further steps, as SLLC shall, in its sole discretion as Liquidating Agent for the Partnership and on the Partnership's behalf in liquidation, determine to be in the best interests of the Record Holders.

   (c) Limitations of SLLC Obligations
       -------------------------------

          (i) SLLC, following the Liquidation Date, shall be acting solely as the Liquidating Agent for the dissolved Partnership shall not be deemed to be acting in the capacity of a general partner or successor general partner, nor shall SLLC be deemed to be acting in any other fiduciary capacity, and its obligations and liabilities are therefore strictly limited by the following subsections of this Section 4.

          (ii) In exercising discretion as to the matters described in this Plan SLLC may give due regard to the costs of taking or refraining from taking any action as compared with the reasonably anticipated benefits thereof.

          (iii) SLLC is not obligated recognize claims of persons claiming to be beneficial owners of interests in Units, or to see to the further distribution of a Record Holder's share of a Contingent Payment to beneficial holders of Units claiming under such Record Holders, or to take action to investigate such claims or participate in any legal proceedings relating to such claims. In the event that any person shall make a claim of beneficial ownership, SLLC's sole obligation shall be to advise such person that its claim must be directed to the relevant Record Holder. If any distribution is made prior to the final resolution of such claim, SLLC may direct R&T to make such distribution to the relevant Record Holder without regard to such claim; provided, however, that SLLC shall abide by any order issued by a court of competent jurisdiction, including orders pertaining to the transfer of Contingent Payment Interests by testate or intestate succession.

          (iv) SLLC shall have the right, without notice and without necessity of receiving the consent of any other party including the holders of undivided interests in the Contingent Payments, to execute amendments or modifications of the Utility Agreement if it determines in its sole discretion that any such amendments or modifications are in the best interests of the holders of such undivided interests.

   (d) Indemnification The Partnership hereby agrees to indemnify SLLC and
       ---------------
Steinco, and their respective officers, directors, members and equity holders (each, an"Indemnified Party") from and against any and all liabilities and costs
          -----------------
incurred by them in the performance of their duties under the Partnership Agreement and under this Plan, to the fullest extent that any such Indemnified Party could be indemnified under the laws of the State of Delaware or the Partnership Agreement. Each Indemnified Party shall have the right to retain counsel or other professional assistance in the event that he, she or it shall be required to commence or join in, or shall be named as a party legal proceedings relating to this Plan, the Utility Agreement, the Utility Amendment, the Paying Agent Agreement or any other document executed in connection with the Partnership's liquidation.. In the event of any such proceedings an Indemnified Party shall be entitled to be reimbursed therefore from the Reserve Account, as and when such costs are incurred, and, if any judgment is obtained against such Indemnified Party, to the payment from the Reserve Account of the amount of such judgment (the amount thereof plus any Indemnified Party's other costs being referred to hereafter as "Costs"); provided, however, that an Indemnified Party
                          -----
shall not be entitled to any such reimbursement if it shall be determined in any such proceeding that either has been guilty of gross negligence or fraud, and that such gross negligence or fraud is a proximate cause of the event or circumstance as to which such judgment has been issued. In the event that an Indemnified Party is entitled by reason of this subsection to payment of any amount from the Reserve Account and the amount available in the Reserve Account in insufficient fully to make such payment, then SLCC shall have the right to require the R&T to withhold the deficiency from the next following Contingent Payment or distribution and to pay over such deficiency amount to the Indemnified Party entitled thereto. An Indemnified Party may but shall not be obligated to retain independent counsel to advise such Indemnified Party as to a right to reimbursement under this subsection, and the fees and expenses of such counsel shall constitute additional reimbursable Costs under this subsection unless such counsel determines that all or a portion of the Indemnified Party's Costs were not reimbursable, in which event such counsel-related fees and expenses shall not be reimbursable in the same proportion as the amount of Costs deemed non-reimbursable by such counsel. It is the intention of this Plan that the indemnification obligations of the Partnership hereunder shall survive its liquidation and dissolution.

   (e) No Third Party Beneficiaries The indemnification provisions set forth in
       ----------------------------
subsection (d) above are intended to be for the sole benefit of the Indemnified Parties, and this Plan shall not be deemed to provide any right, legal or equitable cause of action or other claim to third parties, either to enforce such provisions directly or on behalf of any Indemnified Party, or to require that such Indemnified Party enforce any such rights.

   (f) Liquidating Agent Fees In consideration of the substantial
       ----------------------
responsibilities to be undertaken by SLLC, and in further consideration of the fact that (i) limited funds will be available in the Reserve Account to fulfill the indemnification responsibilities of the Partnership set forth above, (ii) the insurance held by the Partnership covering certain acts of Steinco, SLLC and its officers, directors and certain other parties contains an overall general deductible amount of $150,000, and (iii) the said insurance policy will not continue in force after June 2, 2004, it is determined that SLLC shall be paid, for its services, the sum of $30,000 per year for the years 2003, 2004 and 2005, the first such payment to made prior to the Liquidation Date and the last two payments to be made on the first business day in January of 2004 and 2005, respectively from the Reserve Account to the extent available therefrom. In addition, on the Liquidation Date the Partnership shall pay over an additional sum to SLLC not exceeding $15,000 for the purpose of paying for Unitholder inquiry, bookkeeping and administrative costs and to provide for record storage costs through June 30, 2006 (through Decmber 31, 2009 in the case of records required by law to be retained for such period).

   (g) Term of Agency SLLC shall serve as Liquidating Agent through June 30,
       --------------
2006; provided, however, that SLLC may terminate such agency if (i) all of the Contingent Payments have been made and distributed; and (ii) all of the Reserve Account has been expended or distributed pursuant to subsection 5(b).

5.       Establishment of the Reserve Account.
         ------------------------------------

   (a) Establishment of Reserve Account In order to provide for the payment of
       --------------------------------
Unresolved Liabilities as defined in the Partnership Agreement, and to pay such other expenses and liabilities as may arise or are first discovered subsequent to the Liquidation Date, the Partnership shall establish, a Reserve Account, to be paid over to an escrow account administered by SLLC, into which the Partnership shall deposit the sum of up to $300,000 (or such lesser sum as Steinco shall determine in light of any changed requirements for such Reserve Account which develop prior to the Liquidation Date). Such sum has been determined in good faith as an amount reasonably necessary to provide for all reasonably anticipated obligations of the Partnership which may exist or arise after the Liquidation Date, and takes into consideration the general deductible amount of $150,000 in the General Partners Liability Insurance Policy carried by the Partnership with Executive Risk Indemnity, Inc. The Reserve Account shall also include any additional sums added thereto pursuant to subsection 4(b)(iii)(E). SLLC shall have the sole discretion to apply such Reserve Account to the payment of Partnership liabilities and such other costs and expenses as shall arise or are first discovered or alleged following the Liquidation Date, and may negotiate settlements of or litigate disputed items in its sole discretion.

   (b) Distribution of Balance or Reserve Account If SLLC in the future shall
       ------------------------------------------
determine that retention of the Reserve Account is no longer necessary, any balance shall be transferred to R&T for distribution pro rata to the Record Holders; provided, however, that if SLLC is advised that, after taking into account the costs associated with such distribution, the Record Holders would receive a distribution of less than one tenth of one cent ($0.001) per Unit, the Reserve Account balance may be contributed to a not-for-profit organization operating in the state of Florida whose purposes include activities with a view to protection of the environment.

   (c) Miscellaneous Items The Partnership shall make a general assignment and
       -------------------
deed to SLLC of miscellaneous items of personal property such as furniture and equipment having negligible value, and all cash, cash items, cash receivables, and interests in real estate which the Partnership may own but of which it is unaware. SLLC shall make reasonable efforts to collect any cash items or dispose of any such miscellaneous items for value, provided that the costs to be incurred in realizing such values will not, in SLLC's reasonable judgment, be exceeded by the related costs. Any value obtained in the future in respect of such items shall be added to and administered as part of the Reserve Account.

6. Appointment of Registrar and Transfer Company as Paying Agent
   -------------------------------------------------------------

   (a) Registrar and Transfer Company (hereafter "R&T") is hereby designated as
                                                  ---
Paying Agent under the Paying Agent Agreement being executed contemporaneously herewith.

   (b) Receipt and Disbursement of Contingent Payments Pursuant to the Paying
       -----------------------------------------------
Agent Agreement, R&T will receive payment of the Contingent Payments, if, when and as transmitted by the Village, and will promptly prepare and mail checks to the Record Holders in accordance with their respective Percentage Interests after deducting such charges (including required additions to the Reserve Account) as are authorized in this Plan or in the Paying Agent Agreement.

   (c) Fees of the Paying Agent The Partnership shall pay to R&T, prior to the
       ------------------------
Liquidation Date, the fees or R&T set forth in the Paying Agent Agreement. Although such payment is intended to cover all services to be performed by R&T after the Liquidation Date, if, due to circumstances arising following the Liquidation Date which are not foreseen in the Paying Agent Agreement R&T incurs additional expenses or renders services in excess of those services contemplated in the Paying Agent Agreement ("Incremental R&T Costs"), SLLC shall pay R&T's
                                ---------------------
additional Incremental R&T Costs from the Reserve Account. The Paying Agent Agreement shall further authorize R&T to deduct from any Contingent Payment the amount of such Incremental R&T Costs to the extent they have not been reimbursed to R&T from the Reserve Account prior to the distribution of a Contingent Payment to the Record Holders, and such additional amounts as may be required to satisfy liabilities of the Partnership (including indemnification obligations under the indemnification provisions of Section 4(d) above) in the event funds available in the Reserve Account are not sufficient for such purposes.

   (d) Limitation of Obligations and Liabilities
       -----------------------------------------

          (i) R&T shall act solely in the capacity of a third party agent, and shall not be deemed a fiduciary of the Partnership, Steinco, SLLC or the Partners. Its sole obligations shall be those set forth in the Paying Agent Agreement.

          (ii) R&T shall not be obligated recognize claims of persons claiming to be beneficial owners of interests in Units, or to see to the further distribution of a Record Holder's share of a Contingent Payment to beneficial holders of Units claiming under such Record Holders, or to take action to investigate such claims or participate in any legal proceedings relating to such claims. In the event that any person shall make a claim of beneficial ownership (whether such claim is made directly to R&T or R&T learns of such claim by any other means), R&T's sole obligation shall be to advise such person that its claim must be directed to the relevant Record Holder. If any distribution is made prior to the final resolution of such claim, R&T shall have the absolute right and obligations to make such distribution to the relevant Record Holder without regard to such claim; provided, however, that R&T shall abide by any order issued by a court of
     --------
     competent jurisdiction, including orders pertaining to the transfer of Contingent Payment Interests by testate or intestate succession.

7. Unexchanged Certificates and Certificated Units (a) SLLC shall have the right
   -----------------------------------------------
to waive surrender of certificates to R&T by holders of Unexchanged Shares and Certificated Units as a condition of receiving further distributions.

   (b) Notwithstanding the foregoing, SLLC may require, that one or more, or all of the Record Holders of Unexchanged Certificates or Certificated Units , as a condition of the payment of further liquidating dividends and/or payment of their undivided interests in the Contingent Payments, must first surrender such Unexchanged Certificates or Certificated Units , or post a bond or otherwise indemnify the Partnership, SLLC and the Paying Agent in respect thereof, and may make provision for the escrow of any payments in respect of Units attributable to Unexchanged Certificates or Certificated Units until such certificates are surrendered or until such bond or indemnification is delivered to SLLC. SLLC may make any decision with respect to the foregoing matters based upon its reasonable assessment of relative costs and risks associated with such Unexchanged Certificates and Certificated Units.

8. Miscellaneous
   -------------

   (a) Amendment. This Plan may be modified, amended or abandoned by Steinco on
       ---------
behalf of the Partnership on any date prior to the Liquidation Date, in the event that any circumstance shall arise which in the reasonable judgment of Steinco could require such action in order to avoid adverse consequences to the Partners.

   (b) Amendment of Ancillary Documents. SLLC may amend, modify or terminate the
       --------------------------------
Utility Agreement and/or the Addendum thereto, the Paying

Agent Agreement or any other Agreement whether or not referred to in this Plan (subject to obligations as may have been incurred thereunder to third parties) in order to more efficiently achieve the Liquidation, to make technical corrections, tocomply with statutory rules or regulations, or for any other purpose reasonably related to the Liquidation, this Plan, or the amendment, modification or abandonment of this Plan. Without limitation of the foregoing, SLLC shall have the right to substitute itself (or any other person or entity qualified to so act) as the Paying Agent in lieu of R&T if circumstances arise which render such substitution advisable and in the best interests of the Partners; provided, however, that in the event SLLC acts as the Paying Agent it shall render such additional services at its cost.

   (c) Governing Law This Plan of Liquidation of Royal Palm Beach Colony,
       -------------
Limited Partnership shall be construed under the laws of Delaware without regard to principles of conflicts of law.

   IN WITNESS WHEREOF this Plan of Liquidation of Royal Palm Beach Colony, Limited Partnership is adopted as of the date first above written.

--------------------------------------------------------------------------------
Royal Palm Beach Colony, Limited Partnership   Stein Management Company, Inc.
ratified and approved                          As Managing General Partner

By: Stein Management Company, Inc.
Managing General Partner                       By:
                                                  ------------------------------
                                               Irving Cowan, President
By:
   -------------------------------
  David B. Simpson, Vice President

--------------------------------------------------------------------------------
The foregoing Plan of Liquidation is           Steinco LLC agrees to be bound by
approved                                       the terms of the foregoing Plan
                                               of Liquidation

Hasam Realty, Limited Partnership              Steinco, LLC
                                               by Stein Management Company, Inc.
                                               , its sole member
By Friedco, LLC
General Partner
                                               by
                                                 -------------------------------
by:                                            David B. Simpson, Vice President
   ---------------------------------
Jack Friedland, Authorized Signatory

--------------------------------------------------------------------------------